UNITED STATES

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___________________________________

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BIOLASE, INC.

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On May 13, 2021, BIOLASE, Inc. (the “Company”) issued the following press release:

BIOLASE REPORTS 70% REVENUE GROWTH

IN FIRST QUARTER 2021; CONTINUED HIGH DEMAND FROM

NEW USERS FOR DENTAL LASERS

Guides for Significant Revenue Growth Year Over Year in Second Quarter 2021

Foothill Ranch, Calif., May 13, 2021 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced its financial results for its first quarter ended March 31, 2021.

2021 First Quarter Operating Highlights (all comparisons are on a year over year basis):

•	Net revenue grew 70% to $8.1 million with:
o	79% of sales from new users, continuing a positive trend
o	36% of sales from dental specialists
•	Laser system sales increased 139%
•	Consumables and other revenue increased 52%
•	U.S. revenue increased 67%
•	International revenue increased 75%
•	Gross margin was 34%, up 500 basis points
•	Maintained strong balance sheet, as cash and cash equivalents totaled $40.8 million on March 31, 2021, up from $17.6 million on December 31, 2020.

"Our strong first quarter revenue performance reflects increased awareness and pent up demand for our industry-leading dental lasers as dental offices in the U.S. and abroad continue to reopen and patient volumes return to near pre-COVID-19 levels,” commented John Beaver, President and Chief Executive Officer.

“The high demand for our advanced lasers from new users, especially dental specialists, reflects the success of our efforts to educate and train these specialists on the benefits of our lasers to drive increased adoption. We believe recent launches of our specialist academies for endodontists, periodontists and pediatric dentists will drive continued further adoption of our products as our industry-leading dental lasers provide a new, improved and better standard of care for dental procedures, while ensuring a safer environment for dental practitioners and patients by reducing aerosolization to mitigate the spread of infectious pathogens, such as COVID-19. Our positive performance to date in our second quarter, which has already exceeded the entire revenue we reported in the second quarter last year, gives us confidence that our products and go-to-market strategy continue to gain momentum, putting us on a positive growth trajectory.

"We ended the quarter with over $40 million in cash and cash equivalents, representing one of the strongest balance sheets in BIOLASE’s history, which we believe provides us with the resources to execute our growth strategies for several years without having to access the capital markets,” continued Mr. Beaver.

The Company’s board of directors has recommended that, at the Company’s annual meeting of stockholders scheduled to be held on May 26, 2021, the Company’s stockholders vote FOR the amendment to the Company’s long-term incentive plan to increase the number of shares available for issuance under the plan.    This amendment is conditioned on obtaining stockholder approval for the increase in authorized shares under the Company’s certificate of incorporation. Mr. Beaver stated, “If the Company’s stockholders do not approve both amendments, we expect to pay employees cash bonuses in lieu of granting equity awards, which will negatively impact cash and EBITDA in future periods.” The Company’s board of directors urges stockholders to vote FOR the amendment to the equity incentive plan and FOR the amendment of the Company’s certificate of incorporation to increase the number of authorized shares.

2021 First Quarter Financial Results

Net revenue for the first quarter of 2021 was $8.1 million, an increase of 70% compared to net revenue of $4.7 million for the first quarter of 2020, which was the first quarter impacted by the COVID-19 pandemic. U.S. laser revenue was $2.9 million for the first quarter of 2021, up 200% when compared to U.S. laser revenue of $1.0 million for the first quarter of 2020. U.S. consumables and other revenue for the first quarter of 2021, which consists of revenue from consumable products such as disposable tips, increased 50% compared to the first quarter of 2020. Outside the U.S., laser revenue increased 84% to $2.0 million for the first quarter of 2021, compared to $1.1 million for the first quarter of 2020, and consumables and other revenue increased 61% year over year as recovery from the pandemic has improved internationally.

Gross margin for the first quarter of 2021 was 34%, compared to 29% for the first quarter of 2020. The higher gross margin reflects the impact of the increase in revenues from the COVID-19 pandemic and increased average selling prices for products sold in the U.S. during the first quarter. Total operating expenses were $8.8 million for the first quarter of 2021, compared to $6.7 million for the first quarter of 2020, an increase of approximately 31%. Operating loss for the first quarter of 2021, was $6.1 million, compared to an operating loss of $5.4 million in the first quarter of 2020. Net loss for the first quarter of 2021 was $6.9 million, or $0.06 per share, compared to a net loss of $6.0 million, or $0.19 per share, for the first quarter of 2020.

Cash, cash equivalents, and restricted cash totaled $41.0 million as of March 31, 2021.

Adjusted EBITDA – Use of Non-GAAP Measures

The Reconciliation of GAAP Net Loss to Adjusted EBITDA at the end of this news release provides the details of the Company's non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company's Adjusted EBITDA and Adjusted EBITDA per share.

Adjusted EBITDA loss for the first quarter of 2021 was $5.3 million, or $0.05 per share, compared to Adjusted EBITDA loss of $3.6 million, or $0.11 per share, for the first quarter of 2020.

2021 Second Quarter Revenue Guidance

The Company continues to experience high demand for its dental lasers and is currently forecasting revenue for the second quarter ending June 30, 2021 to be significantly above the year-ago second quarter, which was the quarter most impacted by COVID-19. Based on currently available information, the Company has already exceeded 2020 second quarter total revenue of $2.9 million and is expecting total revenue for the 2021 second quarter to be $7.5 million to $8.5 million, which would represent growth of between 155% and 190% year over year.

Conference Call Information

BIOLASE, Inc. will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2021, and to answer questions. For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 800-353-6461. For international participants outside the U.S./Canada, the dial-in number is 334-323-0501. For all callers, refer to the Conference ID 5287389. To access the live webcast, visit the Investor Relations section of the BIOLASE website at www.biolase.com and see “Investor Events”.

An audio archive of the webcast will be available for 30 days on the Investor Relations section of the BIOLASE website.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE's products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE's proprietary laser products incorporate approximately 271 patented and 40 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE's innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE's principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE's core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, regarding BIOLASE’s expected revenue and revenue growth during the first quarter of 2021, the anticipated impact of launches of specialist academies for endodontists, periodontists and pediatric dentists, anticipated cash needs and the expected use of cash in lieu of equity awards to compensate employees if the Company’s stockholders do not approve an amendment to the Company’s long-term incentive plan and an amendment to the Company’s certificate of incorporation to increase the number of authorized shares. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “guidance,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of BIOLASE's most recent annual report filed on Form 10-K and quarterly report filed on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, President and Chief Executive Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

Tables to Follow

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Net revenue	$8,116	$4,783
Cost of revenue	5,375	3,430
Gross profit	2,741	1,353
Operating expenses:
Sales and marketing	3,553	2,704
General and administrative	3,447	3,010
Engineering and development	1,803	991
Total operating expenses	8,803	6,705
Loss from operations	(6,062)	(5,352)
Loss on foreign currency transactions	204	84
Interest expense, net	575	589
Other (income) expense, net	—	—
Non-operating loss, net	779	673
Loss before income tax provision	(6,841)	(6,025)
Income tax provision (benefit)	60	(19)
Net loss	(6,901)	(6,006)
Other comprehensive loss items:
Foreign currency translation adjustments	(148)	(18)
Comprehensive loss	$(7,049)	$(6,024)

Net loss	$(6,901)	$(6,006)
Deemed dividend on convertible preferred stock	(532)	—
Net loss attributable to common stockholders	$(7,433)	$(6,006)

Net loss per share attributable to common stockholders:
Basic	$(0.06)	$(0.19)
Diluted	$(0.06)	$(0.19)
Shares used in the calculation of net loss per share:
Basic	134,586	31,509
Diluted	134,586	31,509

BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$40,842	$17,564
Restricted cash	204	312
Accounts receivable, less allowance of $3,908 and $4,017 in 2021 and 2020, respectively	3,266	3,059
Inventory	11,877	11,157
Prepaid expenses and other current assets	1,560	3,018
Total current assets	57,749	35,110
Property, plant, and equipment, net	693	782
Goodwill	2,926	2,926
Right of use asset	1,890	1,976
Other assets	226	231
Total assets	$63,484	$41,025
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,072	$2,651
Accrued liabilities	6,237	6,667
Deferred revenue, current portion	1,961	1,905
Total current liabilities	11,270	11,223
Deferred revenue	343	374
Warranty accrual	297	384
Non current term loans, net of discount	16,295	16,186
Non current operating lease liability	1,686	1,774
Other liabilities	77	1,056
Total liabilities	29,968	30,997
Redeemable preferred stock:
Series E Preferred stock, par value $0.001 per share	—	—
Total redeemable preferred stock	—	—
Stockholders' equity:
Series F Preferred stock, par value $0.001 per share	36	118
Common stock, par value $0.001 per share	149	98
Additional paid-in capital	292,141	261,573
Accumulated other comprehensive loss	(533)	(385)
Accumulated deficit	(258,277)	(251,376)
Total stockholders' equity	33,516	10,028
Total liabilities, redeemable preferred stock and stockholders' equity	$63,484	$41,025

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(6,901)	$(6,006)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	85	177
Provision for bad debts	(106)	987
Provision for sales returns	90	—
Inventory write-offs and disposals	(20)	10
Amortization of discount on lines of credit	42	46
Amortization of debt issuance costs	95	50
Patent litigation mark-to-market	89	—
Stock-based compensation	928	719
Deferred income taxes	—	(32)
Changes in operating assets and liabilities:
Accounts receivable	(193)	3,024
Inventory	(700)	(1,207)
Prepaid expenses and other current assets	558	(142)
Accounts payable and accrued liabilities	(488)	(1,541)
Deferred revenue	22	(219)
Net cash and cash equivalents used in operating activities	(6,499)	(4,134)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(8)	(9)
Net cash and cash equivalents used in investing activities	(8)	(9)
Cash Flows from Financing Activities:
Proceeds from the issuance of common stock, net of offering costs	13,292	—
Payments of equity offering costs	(6)	(117)
Proceeds from the exercise of common stock warrants	16,539	—
Net cash and cash equivalents provided by (used in) financing activities	29,825	(117)
Effect of exchange rate changes	(148)	(18)
Increase (decrease) in cash, cash equivalents and restricted cash	23,170	(4,278)
Cash, cash equivalents and restricted cash, beginning of period	17,876	6,101
Cash, cash equivalents and restricted cash, end of period	$41,046	$1,823
Supplemental cash flow disclosure:
Cash paid for interest	$448	$485
Cash received for interest	$14	$—
Cash paid for income taxes	$10	$28
Cash paid for operating leases	$66	$192
Non-cash accrual for capital expenditures	$—	$7
Non-cash settlement of liability	$510	$—

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents. In 2019, the Company revised its non-GAAP financial measures to include the change in allowance for doubtful accounts in an effort to better align its Adjusted EBITDA with its loan covenants and how management evaluates business performance.

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization, loss on patent litigation settlement, stock-based and other non-cash compensation, and allowance for doubtful accounts. Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.

Reconciliation of GAAP Net Loss to Adjusted EBITDA and

GAAP Net Loss Per Share to Adjusted EBITDA Per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
GAAP net loss attributable to common stockholders	$(7,433)	$(6,006)
Deemed dividend on convertible preferred stock	532	—
GAAP net loss	$(6,901)	$(6,006)
Adjustments:
Interest expense, net	575	589
Income tax provision (benefit)	60	(19)
Depreciation and amortization	85	177
Change in allowance for doubtful accounts	(106)	987
Loss on patent litigation settlement	89	—
Stock-based and other non-cash compensation	928	719
Adjusted EBITDA	$(5,270)	$(3,553)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.06)	$(0.19)
Deemed dividend on convertible preferred stock	—	—
GAAP net loss per share, basic and diluted	$(0.06)	$(0.19)
Adjustments:
Interest expense, net	—	0.02
Income tax provision (benefit)	—	—
Depreciation and amortization	—	0.01
Change in allowance for doubtful accounts	—	0.03
Loss on patent litigation settlement	—	—
Stock-based and other non-cash compensation	0.01	0.02
Adjusted EBITDA per share, basic and diluted	$(0.05)	$(0.11)